Exhibit 99.1

THIRD AMENDMENT TO PROMISSORY NOTE

This Third Amendment to Promissory Note ("Third Amendment"), effective as of April 9, 2010 ("Effective Date"), amends and supplements the terms and conditions of that certain Promissory Note dated March 9, 2009 ("Note") between China Tel Group, Inc., a Nevada corporation ("Maker"), and Trussnet Capital Partners (HK) Ltd., a Hong Kong limited liability company ("Payee"), in the original principal amount of US$191,000,000 ("Original Principal Amount"), as previously amended by the First Amendment to Promissory Note, effective as of March 5, 2010 ("First Amendment"), and the Second Amendment to Promissory Note, effective as of March 16, 2010.

RECITALS

A. Payee has not assigned any of its beneficial interest in the Note, as amended, and is the holder of all right, title and interest under the Note, as amended.

B. Maker and Payee desire to extend the due date under the Note by thirty (30) days as contemplated in the First Amendment and the Second Amendment

AGREEMENT

1. Section 2 of the Note entitled Maturity Date is amended to May 8, 2010. Payee shall be entitled to an extension fee equal to one percent (1%) of the Amended Principal Balance for the extension, which extension fee shall automatically be added to the Amended Principal Balance.

2. Payee shall physically affix this Third Amendment to the Note and shall not seek to endorse, negotiate or otherwise assign the Note separate from the First Amendment, the Second Amendment and the Third Amendment.

3. Except as expressly modified by the Third Amendment, all other terms and conditions of the Note, the First Amendment, and the Second Amendment remain in full force and effect.

4. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original copy, and all of which, when taken together, shall constitute one and the same document.

MAKER:	PAYEE:

CHINA TEL GROUP, INC.	TRUSSNET CAPITAL PARTNERS (HK) LTD.

By: /s/ George Alvarez	By: /s/ Colin Tay
George Alvarez, its CEO	Colin Tay, its President